Exhibit 10.1

July 22, 2021
J. Alexander Douglas
Via email

Dear Sandy,
I am pleased to extend this employment opportunity as the Chief Executive Officer and as a Director of United Natural Foods, Inc. (the “Company” or “UNFI”). The effective date of commencement of your new role will be August 9, 2021. This offer is conditioned upon final approval of this offer letter and all related agreements described herein, by the Board of Directors of the Company, as well as the satisfactory completion of a standard Form I-9.
The following information outlines the details of your new position with the Company:
•Base Salary: You will be paid an annual base salary of $1,050,000. Your salary will be paid on a bi-weekly basis in accordance with the Company’s payroll practices.
•Insurance Coverage: Your effective date for insurance coverage (medical, dental, vision, life, accidental death/dismemberment, short term disability, and long-term disability) will be the first day of month following 30 days of your employment with the Company.
•401(k): You will be eligible to participate in the Company’s 401(k) plan after 30 days of employment with the Company. After six months of employment, the Company will match 50% of the first 8% of eligible compensation contributed to the Company’s 401(k) Plan per pay period. The 401(k) Plan has a three-year cliff vesting schedule, which applies to company matching contributions and the period for determining your vesting service begins on the day your employment with the Company commences.
•Paid Time Off: The Company believes that it is important for all associates to take time off to re-energize. We also believe that leaders should take responsibility for managing the integration of work and life by managing the ever-present needs of the business and their own personal need to spend time away from work rejuvenating.   Company leaders are encouraged to take time off as needed. Time off will not be accrued or tracked.
•Annual Incentive Program: You will be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 150% of your base salary (i.e., $1,575,000 at target), and based on achievement of certain fiscal year goals and objectives established annually by the Compensation Committee. Your participation in UNFI’s AIP will begin with the 2022 fiscal year beginning August 1, 2021 and will be prorated based on that date your employment commences over the 365-day period from August 1, 2021 to July 31, 2022. This annual incentive will be payable at the same time as all year-end incentive payments are made under the AIP, after the close of the fiscal year and the determination of performance against the established objectives.
•Equity Incentive Program: Subject to approval by the Compensation Committee, your annual equity award for your new role is targeted at a grant-date value of $3,900,000 for fiscal year 2022 (to be granted on or about the second full week of October 2021 at the same time as the annual grant is made to the Company’s other executives). This annual long-term incentive grant will be granted in a combination of restricted stock units (three-year ratable vesting) and performance stock units (with three-year cliff vesting and subject to achievement of pre-set performance objectives). This annual long-term incentive grant will be made on the same or similar terms as the long-term incentive awards granted to other executive officers of the Company and further subject to the terms and conditions of the respective award agreements evidencing the grant. The Company, at its discretion, from time to time may change, modify, amend, or terminate this incentive plan, policy, program, or arrangement.
•Inducement Awards: You will be granted equity awards with a grant-date value of $2,000,000 (the “Inducement Awards”) as an inducement to accepting this offer of employment. These Inducement Awards will be granted with the annual equity award on or about the second full week of October 2021, in the same percentage combination of restricted stock units (three-year ratable vesting) and performance stock units (with three-year cliff vesting and subject to achievement of pre-set performance objectives) as the annual incentive grant described above. These Inducement Awards will be made on the same or similar terms as the annual long-term equity incentive awards granted to other executive officers of the Company and further subject to the terms and conditions of the respective award agreements evidencing the grant.
•Retirement. For purposes of treatment of your equity awards and short-term incentive compensation, the Company agrees that your “Retirement” shall mean your voluntary retirement from active employment with the Company and its subsidiaries or affiliates on or after the date on which both of the following have occurred: (i) your 59th birthday and (ii) the sixth anniversary of the effective date of commencement of your employment with the Company and any of its subsidiaries or affiliates; but, in no event shall “Retirement” benefits be available in connection with your termination for Cause.
•Severance. You will be entitled to severance benefits upon your termination of employment under certain circumstances, which benefits will be documented in a Severance Agreement substantially in the form of the Severance Agreement provided to you herewith. In the event of any inconsistency between the terms of the Severance Agreement and those described herein, the terms of the Severance Agreement shall control. The following summarizes the material benefits that will be provided by the Severance Agreement in the event your employment with the Company is terminated without Cause or if you resign for Good Reason and if the other terms and conditions of the Severance Agreement are satisfied (such as the execution of an effective release). Capitalized terms in the following summary have the meaning set forth in the Severance Agreement.
The Company shall pay you your base salary and annual bonus (at target) in effect as of the date of such termination or resignation at an amount equivalent to two (2) years, with the base salary paid over a two-year period and the bonus amount paid in a lump sum payment. In addition, the Company shall pay you any Earned Incentive Compensation, which includes the Pro-Rated Portion of any incentive compensation that you would otherwise receive, if you were still employed by the Company, based on the Company’s actual performance for the fiscal year during which your employment is terminated, payable when such Earned Incentive Compensation would otherwise be payable had your employment not terminated. The Company shall also pay you a lump sum of $70,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.

In addition, pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”), upon a qualifying termination without Cause as defined under the Plan, you will be entitled to accelerated vesting of a portion of outstanding awards and potentially a prorated vesting of certain equity award(s) in accordance with the terms of the Plan.
•Change in Control. You will be entitled to severance benefits upon your termination of employment under certain circumstances in connection with a Change in Control, which benefits will be documented in a Change in Control Agreement substantially in the form provided to you herewith. In the event of any inconsistency between the terms of the Change in Control Agreement and those described herein, the terms of the Change in Control Agreement shall control. The following summarizes the material benefits that will be provided by the Change in Control Agreement in the event your employment with the Company is terminated without Cause or if you resign for Good Reason, in either case within two years following a Change in Control and if the terms and conditions of the Change in Control Agreement are satisfied (such as the execution of an effective release). Capitalized terms in the following summary have the meanings set forth in the Change in Control Agreement.
The Company shall pay you, in a lump sum, an amount equal to two and a half (2.5) times the sum of (a) your base salary in effect as of the date of such termination or resignation, plus (b) your annual incentive bonus payment at target levels of performance, which total amount shall be paid within sixty (60) days of such termination or resignation. The Company shall also pay your annual incentive bonus payment, prorated for your time of employment, based on actual performance and payable at the time it would otherwise be paid had your employment not terminated. The LTI Grant, and any other equity or equity-based awards outstanding at the time of the Change in Control will become fully vested upon your termination (with all performance-based criteria deemed met at target levels of performance). The Company shall also pay you a lump sum of $87,500 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.
•Indemnification. The Company will agree to indemnify you and advance certain expenses for your actions and/or omissions on behalf of the Company during your employment as CEO in accordance with the terms of the Company’s standard form of Indemnification Agreement, provided to you herewith.
•Restrictive Covenants; Recoupment; Other Policies. In connection with your employment by the Company, you will be required to agree to restrictive covenants for the benefit of the Company and its subsidiaries on the same terms as other executive officers, as set forth in the Company’s plans, programs and agreements governing your employment, including the Severance Agreement and Change in Control Agreement. Your compensation shall be subject to recoupment pursuant to the Company’s policies, as such recoupment policy may be amended from time to time hereafter. The current version of the Company’s Recoupment Policy, to which the payment of all compensation is subject whether outlined in this offer letter, the Severance Agreement, or the Change in Control Agreement, is attached hereto as Exhibit A.
In addition, as an employee of the Company, you will be required to adhere to all other applicable Company policies and procedures, including but not limited to the Company’s Insider Trading Policy and the UNFI Code of Conduct, among others.

As CEO, you will also be required to comply with the Company’s Stock Ownership Guidelines, which may be amended by the Compensation Committee from time to time hereafter and currently require that, five years from your date of hire, you must own UNFI stock valued at six (6) times your annual base salary (determined at such time).
•Location of Residence and Travel. It is a condition of this offer and your continued employment that you maintain a residence within a 50-mile radius of one of UNFI’s two main corporate headquarters, located in Providence, Rhode Island or Eden Prairie, Minnesota, which shall occur within the first year of the commencement of your employment. In addition, you may be required to travel extensively in connection with the fulfillment of your duties, and such travel shall not be a basis for your “Good Reason” termination under the Severance Agreement or under any other Company plan or program.
•Appointment to the Board of Directors. It is anticipated that you will also be appointed to serve as a member of the Company’s Board of Directors for so long as you serve as CEO of the Company. You will not receive additional compensation for your role as a Director. Upon termination of your position as CEO for any reason, you will be deemed to have resigned from your position as a Director, absent an express separate appointment by the Board. Nothing in this letter, nor your initial appointment as a Director, shall constitute a guarantee or commitment to your continued service as a Director through your term as CEO.
•General. Capitalized terms used but not defined herein will have the meanings provided in the Company’s compensation plans, programs, or appliable policies. All compensation payable to you of any nature or type described herein, whether or not expressly stated hereinabove, including but not limited to all payments contemplated under the Severance Agreement and Change in Control Agreement, will be subject to applicable withholdings and deductions.
The Company reserves the right to change its compensation and/or benefit plans and programs from time to time hereafter from the terms outlined herein or otherwise if not described herein; provided however that the Company shall be bound by the terms of the Severance Agreement, Change in Control Agreement, and Indemnification Agreement, all of which cannot be amended after they fully executed without your mutual agreement. Because you are a party to these agreements, you will not be entitled to any of the Company’s severance plans or programs regardless of the reason for separation, other than the provisions for equity vesting and potential proration upon the occurrence of a qualifying termination as set forth in the Plan.
Your next compensation review following the establishment of your compensation set forth in this letter is expected to be in September 2022.
The Company is an equal opportunity employer and complies with all laws applicable to employers. The Company also is an “at will” employer. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company, and this offer letter does not qualify as such a written individual contract.
This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment, and includes the terms of the Severance Agreement, Change in Control Agreement, and Indemnification Agreement

referenced herein and provided herewith. If you agree with the terms of employment described above for the role outlined herein please sign and return to the undersigned a copy of this letter on or before July 23, 2021.
Sincerely,

/s/ Denise Clark

Denise Clark,
Chair of the Nominating and Governance Committee and CEO Succession Planning Committee

/s/ Jack Stahl

Jack Stahl,
Chair of the Compensation Committee

_/s/ J. Alexander Douglas___________	_7/24/21_________
J. Alexander Douglas	Date

Exhibit A
Recoupment Policy

United Natural Foods, Inc.
Recoupment Policy Relating to Performance-Based Compensation
(Effective Date: October 17, 2018, as amended September 23, 2020)
If the Company’s financial statements are required to be restated for any reason, except when due to a change in accounting policy that has retroactive effect, the Board of Directors of United Natural Foods, Inc. (the “Company”) will review all performance-based compensation awarded to or earned by Senior Executives (as defined below) for all fiscal periods materially affected by the restatement. The Board will also review all performance-based compensation awarded to or earned by Senior Executives that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company’s financial statements is required.
If the Board determines that the payment of such performance-based compensation was predicated upon the achievement of certain financial results that were subsequently corrected as part of a restatement (not due to a change in accounting policy that has retroactive effect), material inaccuracy or fraud, and a lower incentive payment or award would have been made to Senior Executives based upon the restated financial results or corrected performance metrics, then, the Board will, to the extent permitted by applicable law, seek recoupment from the Senior Executives for the extent of such performance-based compensation as it deems appropriate, after a review of all relevant facts and circumstances.
Generally, this review would include consideration of:
•The Board’s determination of the amount of performance-based compensation that would have been awarded to or earned by the Senior Executive had the financial statements or other performance metrics been properly reported in the first instance, which shall include the impact of the error (or other act or omission) on the establishment and/or achievement of the performance objectives;
•The nature of the events surrounding the financial statement restatement or inaccuracy of other performance metrics;
•The conduct of the Senior Executive in connection with the events that led to the restatement or other inaccuracy of performance metrics;
•Whether the assertion of recoupment (or a resulting claim) against the Senior Executive could prejudice the Company’s overall interests and whether other penalties or punishments are being imposed on the Senior Executive, including by third parties such as regulators or other authorities; and

•Any other facts and circumstances that the Board deems relevant.
If the Board determines that a Senior Executive has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics, which affects the Senior Executive’s compensation, then the Board may require reimbursement of all or a portion of the performance-based or incentive compensation resulting from such inaccuracy that is greater than would have been paid or awarded if calculated based on accurate financial statements or performance metrics.
Additionally, if the Board determines, in its discretion, that a Senior Executive engaged in misconduct, including a material failure by the Senior Executive to exercise his or her assigned oversight responsibilities, in violation of law or Company policy, resulting in material financial or reputational harm to the Company (“Detrimental Harm”), the Board may require forfeiture of any unpaid, unearned or unexercised performance-based or incentive compensation received by, or awarded to, the Senior Executive in or with respect to the period during which the misconduct occurred.
The reimbursement described to be owed by Senior Executives to the Company hereunder may be sought by set-off, by reduction of future compensation or by such other means or combination of means as the Board or Compensation Committee determines to be appropriate.
For purposes of this Policy, “Senior Executives” means the Company’s executive officers (as defined under the Securities Exchange Act of 1934, as amended), other principal corporate officers (as elected by the Board), and other key employees and former employees who are designated from time to time by the Board or Chief Executive Officer. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy), and as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Senior Executive. For greater clarity, the provisions of this Policy apply to “former” employees of the Company as well to the extent such employees received incentive-based compensation that is subject to recoupment under this Policy.
This Policy is intended to apply to annual incentive compensation (or bonus) awards, long-term incentive performance awards, stock options, stock appreciation rights, restricted stock units (including performance-based restricted stock units), dividend equivalent rights, and any other similar awards or other compensation that the Board determines to be “incentive based” (including but not limited to, at the Board’s discretion, payments made under employment, severance, or change in control agreements), in every case to the extent awarded or paid by the Company on or after the Effective Date. In addition, this Policy incorporates the provisions of similar policies in effect prior to the Effective Date. Following such policies with respect to compensation awarded or paid prior to the Effective Date but after May 28, 2009, if the Company files an amendment to an SEC report to restate all or a portion of the Company’s financial statements within two years of filing the financial statements with the SEC, the Board or the Compensation Committee will, to the extent permitted by law, as it deems appropriate in its sole discretion, require reimbursement of all or a portion of any bonus or incentive compensation paid or granted to any executive officer or other officer covered by such policies. Under such policies, the Board, or the Compensation Committee, also has the right in the event of such a restatement to cause the cancellation of equity-based incentive or bonus awards that had been granted to these individuals and to, in certain circumstances, seek reimbursement of any gains realized on the exercise of stock options or sales of shares of stock or payments received on account of restricted stock units or other awards payable in cash, in either case attributable to any awards that formed all or a po1tion of such bonus or incentive award. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from the Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct.
If the Board determines that a Senior Executive has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the our financial results or correction of other performance metrics, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the Senior Executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
In the event that the Board requires reimbursement or forfeiture of compensation from a Senior Executive under this Policy, the Company will publicly disclose such action so long as the Company has already publicly disclosed the facts and circumstances underlying the reimbursement or forfeiture and the Board determines in its reasonable judgment that (i) the disclosure would not violate any individual’s privacy rights, (ii) the disclosure is not likely to result in, exacerbate or prejudice any existing, threatened or potential litigation, arbitration, investigation or proceeding against the Company and (iii) the disclosure is not otherwise prohibited. The nature and manner of disclosure shall be determined by the Board under the circumstances.
Additional terms, conditions, and procedures providing for greater detail with respect to the implementation of the principles described herein may be set forth in the Company’s benefit plans, programs, and/or affected agreements.
Any recoupment described herein may be in addition to any other remedies that may be available to the Company under applicable law or in accordance with the terms of affected compensation plans, programs, or agreements, including disciplinary actions up to and including termination of employment.
The Board of Directors may delegate one or more of the duties or powers described in this Policy to one or more Committees of the Board consisting solely of independent directors.